UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2025

Cassava Sciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41905	91-1911336
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6801 N Capital of Texas Highway, Building 1; Suite 300
Austin, Texas 78731
(Address of Principal Executive Offices) (Zip Code)

(512) 501-2444
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SAVA	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 26, 2025, Cassava Sciences, Inc. (the “Company”) entered into a License Agreement (the “License Agreement”) with Yale University (“Yale”) pursuant to which the Company was granted exclusive worldwide rights, with rights to sublicense, to Yale’s interest in certain patent and other intellectual property rights that could be useful or necessary to the development and commercialization of simufilam for the treatment of Tuberous Sclerosis Complex (TSC)-related epilepsy and other potential indications. Pursuant to the License Agreement, the Company has agreed to use reasonable commercial efforts to implement a plan that it has designed for such development and commercialization.

In exchange for the rights acquired pursuant to the License Agreement, the Company agreed to pay Yale (i) a nominal upfront license fee, (ii) payments upon the achievement of specified clinical, regulatory and commercial milestones, totaling up to $4.5 million and (iii) upon transfer to a third party in connection with a regulatory priority review voucher, if issued, a low-to-mid double digit percentage of any consideration received for such transfer. The Company also agreed to pay Yale tiered royalties, ranging from a low- to mid- single digit percentage, on aggregate net sales of licensed products, subject to tiered minimum annual royalty payments ranging from the low- to mid- hundreds of thousands of dollars.

Unless earlier terminated, the License Agreement will continue on a country-by-country basis until the later of (i) the date on which the last valid claim of the license patents expires or otherwise lapses, (ii) the end of any government or regulatory exclusivity period, and (iii) 10 years following the date of first sale of licensed product in such country. The Company may terminate the License Agreement: (i) at its option, upon specified advance notice to Yale and (ii) if Yale commits a material breach of the License Agreement that is not cured within a specified timeframe. Yale may terminate the License Agreement under specified circumstances, including if the Company (i) fails to make any payment due under the License Agreement and fails to cure such non-payment within a specified timeframe, (ii) commits a breach of the License Agreement that is not cured within a specified timeframe, (iii) defaults on a material obligation to any creditor, unless cured within a specified timeframe, (iv) fails to obtain or maintain insurance required by the License Agreement, or (v) brings or assists a patent challenge against Yale (or if a sublicensee does so). In addition, the License Agreement will terminate automatically upon the occurrence of certain bankruptcy and insolvency events involving the Company.

The License Agreement includes customary confidentiality, reporting and inspection, and indemnification provisions.

The foregoing summary of the License Agreement is qualified in its entirety by reference to the text of such agreement, which is filed as Exhibit 10.1 to this report.

Item 7.01. Regulation FD Disclosure.

On February 27, 2025, the Company issued a press release related to the matters described in Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached as Exhibit 99.1 hereto.

The information furnished in this Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall such information be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1+	License Agreement, dated February 26, 2025, by and between Cassava Sciences, Inc. and Yale University
99.1	Press Release issued by Cassava Sciences, Inc., dated February 27, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+ Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type of information that the Registrant treats as private or confidential.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Cassava Sciences, Inc.
a Delaware corporation

Date: February 27, 2025	By:	/s/ Eric J. Schoen
Eric J. Schoen
Chief Financial Officer